                                                                     EXHIBIT 2.1




                           INTEREST PURCHASE AGREEMENT


                                     among:


                              PUMA TECHNOLOGY, INC.
                             a Delaware corporation;



                             DRY CREEK SOFTWARE LLC
                     a California limited liability company;


                                       and


                              THE DRY CREEK MEMBERS





                           ---------------------------

                            Dated as of July 7, 2000

                           ---------------------------


                                    EXHIBITS

Exhibit A         -        Dry Creek Members

Exhibit B         -        Certain definitions

Exhibit C         -        Form of Escrow Agreement

Exhibit D1        -        Form of Employment and Release Agreements for
                           John Stossel, Narendra Bhat, Heather Busby, and
                           Susie Wong

Exhibit D2        -        Form of Employment and Release Agreements for Richard
                           Bietz and Geoff Stutchman

Exhibit D3        -        Form of Employment and Release Agreements for all
                           other Dry Creek Employees

Exhibit D4        -        Form of Noncompetition Agreement to be executed by
                           John Stossel and Narendra Bhat

Exhibit E         -        Dry Creek Disclosure Schedule

Exhibit F         -        Tufts Stephenson & Kasper, LLP Legal Opinion

                           INTEREST PURCHASE AGREEMENT


      THIS INTEREST PURCHASE AGREEMENT ("Agreement") is made and entered into as of July 7, 2000, by and among: Puma Technology, Inc., a Delaware corporation ("PUMATECH"); Dry Creek Software LLC, a California limited liability company ("Dry Creek"); and all of the members of Dry Creek Software LLC, as identified on EXHIBIT A (the "Dry Creek Members"). Certain capitalized terms used in this Agreement are defined in EXHIBIT B.

                                    RECITALS

      A. PUMATECH, Dry Creek and the Dry Creek Members intend to effect an exchange of all of the issued and outstanding membership interests, economic interests, options, and rights to acquire interests (the "Interests") of Dry Creek for newly issued shares of PUMATECH common stock ("PUMATECH Common Stock").

      B. This Agreement contemplates a transaction in which PUMATECH will acquire all of the outstanding Interests of Dry Creek for shares of PUMATECH Common Stock and cash in a taxable purchase of such Interests.

      C. This Agreement has been adopted and approved by the board of directors of PUMATECH and the managers of Dry Creek.

                                    AGREEMENT

      The parties to this Agreement agree as follows:


SECTION 1.  DESCRIPTION OF TRANSACTION

      1.1 PURCHASE OF INTERESTS.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, PUMATECH agrees to pay the following total consideration (the "Total Consideration") in exchange for all outstanding Dry Creek membership interests, economic interests, options, and rights to acquire interests (the "Dry Creek Interests") and the Dry Creek Members agree to assign and transfer to PUMATECH in exchange for the following Total Consideration all outstanding Dry Creek Interests:

                  (i)   $1,987,500 in cash (the "Cash Consideration"); and

                  (ii) 153,353 shares of PUMATECH common stock, which is equal to $4,543,113 divided by the PUMATECH Average Stock Price (the number of shares determined above being referred to herein as the "PUMATECH Stock"). No adjustment shall be made in the number of shares of PUMATECH Common Stock issued pursuant to this Agreement as a result of any increase or decrease in the market price of PUMATECH Common Stock prior to the Closing.

Thereupon, Dry Creek will be a single member limited liability company which is wholly-owned by PUMATECH and the corporate existence of Dry Creek, with all its purposes, powers and objects, shall continue unaffected and unimpaired.

      1.2 ESCROW OF PUMATECH STOCK. At the Closing, PUMATECH shall segregate from the PUMATECH Stock issuable hereunder 22,044 shares of PUMATECH Stock represented by one stock certificate (the "Escrow Stock") and cause such stock to be deposited with U.S. Bank Trust National Association to act as escrow agent (the "Escrow Agent"), under the escrow agreement in the form attached hereto as EXHIBIT C.

      1.3 CLOSING. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of General Counsel Associates LLP, 1891 Landings Drive, Mountain View, CA 94043 at 1:00 p.m. on July 14, 2000 (provided that all other conditions set forth in Sections 7 and 8 have been satisfied or waived) or on such other date as is mutually agreed upon by Dry Creek and PUMATECH. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.").

      1.4 DELIVERIES AT EXECUTION AND CLOSING.

            (a) Contemporaneously with the execution and delivery of this Agreement Dry Creek shall deliver to PUMATECH a certificate pursuant to which Dry Creek represents and warrants to PUMATECH that attached to such certificate are resolutions duly adopted by the unanimous consent of its managers approving this Agreement and the transactions contemplated hereby.

            (b) At the Closing: (i) PUMATECH and each of John Stossel, Narendra Bhat, Richard Bietz, Geoff Stutchman, Heather Busby, Susie Wong and Steve Harper and at least seven out of the remaining nine Dry Creek employees shall accept at-will employment with PUMATECH and enter into agreements between PUMATECH and each of them regarding their employment offers and release agreements as set forth in the agreements in the form of EXHIBIT D1 (in the case of John Stossel, Narendra Bhat, Heather Busby and Susie Wong), EXHIBIT D2 (in the case of Richard Bietz and Geoff Stutchman) and EXHIBIT D3 (in the case of all other Dry Creek employees); (ii) PUMATECH and each of John Stossel and Narendra Bhat shall have executed the Noncompetition Agreements in the form of EXHIBIT D4 (ii) the Dry Creek Members shall each deliver to PUMATECH (x) an assignment of one hundred percent of their outstanding Dry Creek Interests;
(iii) Dry Creek and PUMATECH shall deliver the documents and agreements set forth in Sections 7 and 8, respectively; and (iv) PUMATECH shall deliver checks for the cash payments and the PUMATECH Stock in accordance with Sections 1.6(a) and 1.6(g) and shall make the cash payments for fractional shares specified in
Section 1.6(f).

      1.5 ARTICLES OF ORGANIZATION; MANAGERS.

            (a) The Articles of Organization of Dry Creek shall be amended and restated as of the Closing in a form satisfactory to PUMATECH.

            (b) The managers of Dry Creek immediately after the Closing shall be those Persons designated by PUMATECH in its sole discretion.

      1.6 THE PURCHASE.

            (a) At the Closing, by virtue of the terms of this Agreement and without any further action on the part of PUMATECH, Dry Creek or any Dry Creek Member, each Member shall receive the following:

                  (i) John Stossel shall receive 143,353 shares of PUMATECH Stock and Narendra Bhat shall receive 10,000 shares of PUMATECH Stock; and

                  (ii) John Stossel shall receive $1,809,500 in cash and Narendra Bhat shall receive $178,000 in cash.

            (b) Notwithstanding anything to the contrary contained in this Agreement, a portion of the shares of PUMATECH Stock issued in the transactions contemplated by this Agreement shall be delivered into escrow and held as specified in Section 1.2 and 1.7 hereof.

            (c) In the event PUMATECH at any time or from time to time between the date of this Agreement and the Closing declares or pays any dividend on PUMATECH Stock payable in PUMATECH Stock or in any right to acquire PUMATECH Stock, or effects a subdivision of the outstanding shares of PUMATECH Stock into a greater number of shares of PUMATECH Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of PUMATECH Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of PUMATECH Stock, then the number of shares of PUMATECH Stock issued to the Members shall be appropriately adjusted.

            (d) The shares of PUMATECH Stock to be issued in the transaction shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

            (e) If any Dry Creek Interests outstanding immediately prior to the Closing are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted purchase agreement or other agreement with Dry Creek, then the shares of PUMATECH Stock issued in exchange for such Dry Creek Interests will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of PUMATECH Stock may accordingly be marked with appropriate legends.

            (f) No fractional shares of PUMATECH Stock shall be issued in connection with the transactions contemplated by this Agreement, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Dry Creek Interests who would otherwise be entitled to receive a fraction of a share of PUMATECH Stock (after aggregating all fractional shares of PUMATECH Stock issuable to such holder) shall, upon surrender of such holder's assignment of Dry Creek Interests, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the PUMATECH Average Stock Price. In no case shall any holder of Dry Creek Interests be entitled to receive cash for fractional shares in an amount equal to or greater than the value of one share of PUMATECH Stock.

            (g) PUMATECH shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Dry Creek Interests pursuant to this Agreement such amounts as PUMATECH may be required to deduct or withhold therefrom under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            (h) The shares of PUMATECH Stock issued upon surrender for exchange of shares of Dry Creek Interests in accordance with the terms of this Agreement shall be deemed to have been fully paid and issued in full satisfaction of all rights pertaining to such shares.

      1.7 ASSIGNMENT OF INTERESTS; ISSUANCE OF PUMATECH CERTIFICATES; ESCROW SHARES.

            (a) At the Closing, each Dry Creek Member shall deliver to PUMATECH an assignment of such Member's entire Dry Creek Interests, together with such other documents as may be reasonably required by PUMATECH. As soon as practicable after the Closing, PUMATECH shall (i) deliver to (A) John Stossel a certificate representing 122,746 of the shares of PUMATECH Stock that such Dry Creek Member has the right to receive pursuant to the provisions of Section 1.6 and (B) Narendra Bhat a certificate representing 8,563 of the shares of PUMATECH Stock that such Dry Creek Member has the right to receive pursuant to the provisions of Section 1.6, and (ii) deliver to the escrow agent under the Escrow Agreement in the form of EXHIBIT C hereto (the "Escrow Agreement") (A) on behalf and in the name of John Stossel a certificate representing 20,607 of the shares of PUMATECH Stock that such Dry Creek Member has the right to receive pursuant to the provisions of Section 1.6 and (B) on behalf and in the name of Narendra Bhat a certificate representing 1,437 of the shares of PUMATECH Stock that such Dry Creek Member has the right to receive pursuant to the provisions of Section

1.6 (the "Escrow Shares"). If any shares of PUMATECH Stock are to be issued in the name of a person other than the person in whose name the Dry Creek Interests and related assignment are registered, it shall be a condition to the issuance of such shares that (i) such issuance shall be accompanied by appropriate documentation as may be required by PUMATECH, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay PUMATECH, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of PUMATECH that such taxes have been paid or are not required to be paid. If any assignment of a Dry Creek Interest shall have been lost, stolen or destroyed, PUMATECH may, in its discretion and as a condition precedent to the issuance of any certificate representing PUMATECH Stock, require the owner of such lost, stolen or destroyed certificate representing a Dry Creek Interest to provide an appropriate affidavit with respect to such certificate representing the Dry Creek Interest.

            (b) No dividends or other distributions declared or made with respect to PUMATECH Stock with a record date after the Closing shall be paid to the holder of any unassigned Dry Creek Interest with respect to the shares of PUMATECH Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder assigns such Dry Creek Interest in accordance with this Section 1.7 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment payable subsequent to the Closing but prior to the assignment of such Dry Creek Interest).

      1.8 TAX CONSEQUENCES. For United States federal income tax purposes, the transactions contemplated by this Agreement are intended to constitute a taxable sale of Dry Creek Interests to PUMATECH.

      1.9 ACCOUNTING TREATMENT. For accounting purposes, the transaction is intended to be treated as a "purchase."

      1.10 FURTHER ACTION. If, at any time after the Closing, any further action is determined by PUMATECH to be necessary or desirable to carry out the purposes of this Agreement or to vest Dry Creek or PUMATECH with full right, title and possession of and to all rights and property of Dry Creek, the managers of Dry Creek and the officers and directors of PUMATECH shall be fully authorized (in the name of Dry Creek and otherwise) to take such action.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF DRY CREEK

      Except as set forth in the Disclosure Schedule attached hereto as EXHIBIT E, Dry Creek represents and warrants, to PUMATECH that the representations and warranties set forth below are true and correct as of the date of the Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement), as follows:

      2.1 DUE ORGANIZATION; SUBSIDIARIES; ETC.

            (a) Dry Creek is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California. Dry Creek has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned; and (iii) to perform its obligations in all material respects under all Material Contracts by which it is bound.

            (b) Except as set forth on Part 2.1(b) of the Disclosure Schedule, Dry Creek has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

            (c) Dry Creek is not, and has not been, required to be qualified, authorized, registered or licensed to do business as a foreign limited liability company in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed would not have a Material Adverse Effect on Dry Creek.

            (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth the names of Dry Creek's managers. Dry Creek's managers have never appointed any officers or established any committees.

            (e) Dry Creek has no subsidiaries and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

      2.2 ARTICLES OF ORGANIZATION AND OPERATING AGREEMENT; RECORDS. Dry Creek has delivered to PUMATECH accurate and complete copies of: (a) Dry Creek's articles of organization and operating agreement, including all amendments thereto; (b) the capital account records of Dry Creek; (c) statements of information; and (d) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the members of Dry Creek and the managers of Dry Creek. There have been no meetings or other proceedings or actions of the Members of Dry Creek or the managers of Dry Creek that are not fully reflected in such minutes or other records. There has not been any material violation of any of the provisions of Dry Creek's articles of organization or operating agreement or of any resolution adopted by Dry Creek's Members or Dry Creek's managers. The books of account, capital account records, minute books and other records of Dry Creek are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable material Legal Requirements.

      2.3 MEMBER INTERESTS, ETC.

            (a) EXHIBIT A to this Agreement sets forth the names and permanent addresses of Dry Creek's Members as of the date of this Agreement and their respective capital contributions contributed and owned of record by each of such Dry Creek Members as of the date of this Agreement. There are no preemptive rights applicable to any Interest of Dry Creek.

            (b) Except as identified in Section 2.3(a), as of the date of this Agreement, there is no: (i) outstanding Interest in Dry Creek or any subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Interest in Dry Creek; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any Interest in Dry Creek.

            (c) Any Interests or other securities repurchased, redeemed or otherwise reacquired by Dry Creek were validly reacquired in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) any requirements set forth in applicable Contracts.

            (d) All outstanding Dry Creek Interests have been issued in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

      2.4 FINANCIAL STATEMENTS.

            (a) Dry Creek has delivered to PUMATECH the following financial statements and notes (collectively, the "Dry Creek Financial Statements"):

                  (i) the unaudited consolidated balance sheets of Dry Creek as of December 31, 1999, and the related unaudited consolidated statements of income, statements of members' equity and statements of cash flows of Dry Creek for the year then ended, together with the notes thereto; and

                  (ii) the unaudited consolidated balance sheet of Dry Creek as of July 7, 2000 (the "Unaudited Interim Balance Sheet"), and the related unaudited consolidated statement of income of Dry Creek for the period then ended.

            (b) Dry Creek Financial Statements are accurate and complete in all material respects and present fairly the financial position of Dry Creek as of the respective dates thereof and the results of operations and cash flows of Dry Creek for the periods covered thereby. Dry Creek Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

      2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the
Disclosure Schedule, and except with respect to the actions contemplated by this agreement since July 7, 2000:

            (a) there has not been any material adverse change in Dry Creek's business, condition, assets, liabilities, operations or financial performance, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on Dry Creek;

            (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of Dry Creek's assets (whether or not covered by insurance);

            (c) Dry Creek has not declared, accrued, set aside or paid any or made any distribution in respect of any Dry Creek Interest, and has not repurchased, redeemed or otherwise reacquired any Dry Creek Interest or other securities;

            (d)   Dry Creek has not sold, issued or authorized the issuance of
(i) any interest or other security, (ii) any option, call, warrant or right to acquire, or otherwise relating to, any interest or any other security, or (iii) any instrument convertible into or exchangeable for any interest or other security;

            (e) Dry Creek has not made any capital expenditure which individually exceeds $10,000 or, when added to all other capital expenditures made by Dry Creek since July 7, 2000, exceeds $25,000 in the aggregate;

            (f) Dry Creek has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under any Material Contract to which it is or was a party or under which it has or had any rights or obligations;

            (g) Dry Creek has not (i) acquired, leased or licensed any right or other assets from any other Person (other than immaterial rights or other immaterial assets acquired, leased or licensed by Dry Creek from other Persons in the ordinary course of business and consistent with Dry Creek's past practices), (ii) sold, assigned or otherwise disposed of, or leased or licensed, any right or other asset to any other Person (other than immaterial rights or other immaterial assets disposed of or leased or licensed by Dry Creek to other Persons in the ordinary course of business and consistent with Dry Creek's past practices), or (iii) waived or relinquished any right (other than immaterial rights waived or relinquished by Dry Creek in the ordinary course of business and consistent with Dry Creek's past practices);

            (h) Dry Creek has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

            (i) Dry Creek has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with Dry Creek's past practices;

            (j) Dry Creek has not (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

            (k) Dry Creek has not (i) established, adopted or amended any Employee Benefit Plan, or (ii) made any profit-sharing or similar payment to any of its directors, officers or employees;

            (l) Dry Creek has not materially changed any of its methods of accounting or accounting practices in any respect;

            (m)   Dry Creek has not made any Tax election;

            (n) Dry Creek has not commenced or settled any material Legal Proceeding;

            (o) Dry Creek has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

            (p) Dry Creek has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(o)" above.

      2.6 TITLE TO ASSETS.

            (a) Except as set forth in Part 2.6(a) of the Disclosure Schedule, Dry Creek owns, and has good, valid and marketable title to, all material assets purported to be owned by it, including: (i) all material assets reflected on the Unaudited Interim Balance Sheet (except for those disposed of in the ordinary course of business since July 7, 2000); (ii) all material assets referred to in Parts 2.8 and 2.9 of the Disclosure Schedule and all of Dry Creek's rights under the Contracts identified in Part 2.10(a) of the Disclosure Schedule; and (iii) all other material assets reflected in Dry Creek's books and records as being owned by Dry Creek. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said material assets are owned by Dry Creek free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Dry Creek.

            (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to Dry Creek, except for (i) any equipment being leased to Dry Creek under a standard operating lease requiring annual payments by Dry Creek of less than $10,000, and (ii) any software being licensed to Dry Creek under any third party software license generally available to the public at a total cost of less than $10,000.

      2.7 BANK ACCOUNTS; RECEIVABLES; CUSTOMERS.

            (a) Part 2.7(a) of the Disclosure Schedule provides accurate and complete information (including account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account) with respect to each account maintained by or for the benefit of Dry Creek at any bank or other financial institution.

            (b) Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of Dry Creek (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since July 7, 2000 and have not yet been collected) (i) represent valid obligations of customers of Dry Creek arising from bona fide transactions entered into in the ordinary course of business, and (ii) no request or agreement for deduction or discount has been made with respect to any amounts receivable.

            (c) Part 2.7(c) of the Disclosure Schedule (i) identifies and provides an accurate and complete breakdown of the revenues received from each customer or other Person that accounted for more than 5% of the revenues of Dry Creek in the fiscal year ended December 31, 1999 and the period ending July 7, 2000, and (ii) identifies each customer that is obligated to make payments to Dry Creek in an aggregate amount exceeding $25,000 per year. Dry Creek has not received any notice or other communication indicating that any customer or other Person identified in Part 2.7(c) of the Disclosure Schedule intends or expects to cease dealing with Dry Creek or to effect a material reduction in the volume of business transacted by such Person with Dry Creek below historical levels: except where the termination or modification of such customer relationship would not, individually or in to aggregate, have a Material Adverse Effect on the Dry Creek.

      2.8 EQUIPMENT; LEASEHOLD.

            (a) The equipment owned or leased by Dry Creek is, taken as a whole, adequate for the uses to which it is being put, is in good condition and repair (ordinary wear and tear excepted) and is adequate for the conduct of Dry Creek's business in the manner in which such business is currently being conducted.

            (b) Dry Creek does not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.8(b) of the Disclosure Schedule.

      2.9 PROPRIETARY ASSETS.

            (a) Part 2.9(a)(1) of the Disclosure Schedule sets forth, with respect to each Dry Creek Proprietary Asset that has been registered, recorded or filed with any Governmental Body or with respect to which an application has been filed with any Governmental Body, (i) a brief description of such Dry Creek Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. Part 2.9(a)(2) of the Disclosure Schedule identifies and provides a brief description of all other Dry Creek Proprietary Assets owned by Dry Creek. Part 2.9(a)(3) of the Disclosure Schedule identifies and provides a brief description of each Dry Creek Proprietary Asset that is owned by any other Person and that is licensed to or used by Dry Creek (except for any Dry Creek Proprietary Asset that is licensed to Dry Creek under any third party software license that (1) is generally available to the public at a cost of less than $5,000, and (2) imposes no future monetary obligation on Dry Creek) and identifies the license agreement or other agreement under which such Dry Creek Proprietary Asset is being licensed to or used by Dry Creek. Except as set forth in Part 2.9(a)(4) of the Disclosure Schedule, Dry Creek has good, valid and marketable title to all of the Dry Creek Proprietary Assets identified in Parts 2.9(a)(1) and 2.9(a)(2) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(3) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(5) of the Disclosure Schedule, Dry Creek is not obligated to make any payment to any Person for the use of any Dry Creek Proprietary Asset. Except as set forth in Part 2.9(a)(6) of the Disclosure Schedule, Dry Creek is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Dry Creek Proprietary Assets on an exclusive basis (other than Dry Creek Proprietary Assets consisting of software licensed to Dry Creek under third party licenses generally available to the public, with respect to which Dry Creek's rights are not exclusive).

            (b) Dry Creek has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Dry Creek Proprietary Assets (except Dry

Creek Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Dry Creek Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, Dry Creek has not disclosed nor delivered nor permitted to be disclosed or delivered to any Person, and no Person (other than Dry Creek) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any Dry Creek Proprietary Asset.

            (c) None of Dry Creek Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.9(c) of the Disclosure Schedule, Dry Creek is not infringing, misappropriating or making any unlawful use of, and Dry Creek has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.9(c) of the Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Dry Creek Proprietary Asset.

            (d) Dry Creek Proprietary Assets constitute all the Proprietary Assets necessary to enable Dry Creek to conduct its business in the manner in which such business has been conducted. Except as set forth in Part 2.9(d) of the Disclosure Schedule, (i) Dry Creek has not licensed any of Dry Creek Proprietary Assets to any Person on an exclusive basis, and (ii) Dry Creek has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the Dry Creek Proprietary Assets or to transact business in any market or geographical area or with any Person.

            (e) Except as set forth in Part 2.9(e) of the Disclosure Schedule, all current and former employees of Dry Creek, and all current and former consultants and independent contractors to Dry Creek, have executed and delivered to Dry Creek, as applicable, written agreements (containing no exceptions to or exclusions from the scope of their coverage) that are substantially identical to the form of Employee Invention Assignment and Confidentiality Agreement attached to Part 2.9(e) of the Disclosure Schedule.

            (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule, Dry Creek has not entered into and is not bound by any Contract under which any Person has the right to distribute or license, on a commercial basis, any Dry Creek Proprietary Asset including source code, object code, or any versions, modifications or derivative works of source code or object code in any Dry Creek Proprietary Asset.

            (g) Each computer program and other item of software owned by Dry Creek is Year 2000 Compliant. Each computer program and other item of software that has been designed, developed, sold, installed, licensed or otherwise made available by Dry Creek to any Person is Year 2000 Compliant. As used in this
Section 2.9(g), "Year 2000 Compliant" means, with respect to a computer program or other item of software (i) the functions, calculations, and other computing processes of the program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (ii) the program or software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (iii) the program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; (iv) the program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

      2.10  CONTRACTS.

            (a) Part 2.10(a) of the Disclosure Schedule identifies each Dry Creek Contract that constitutes a "Material Contract." (For purposes of this Agreement, each of the following (and each other Contract that is material to the business of Dry Creek taken together as a whole) shall be deemed to constitute a "Material Contract":

                  (i) any Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor (other than offer letters which do not contain any payments to an employee which become due upon termination of employment);

                  (ii) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                  (iii) any Contract imposing any restriction on Dry Creek's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;

                  (iv) any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                  (v) any Contract creating or relating to the creation of any material Encumbrance with respect to any material asset owned or used by Dry Creek;

                  (vi) any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity, any right of contribution or any surety arrangement;

                  (vii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                  (viii) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

                  (ix) any Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between Dry Creek and any contractor or subcontractor to any Governmental Body);

                  (x) any Contract entered into outside the ordinary course of business or inconsistent with Dry Creek's past practices;

                  (xi) any Contract that has a term of more than 90 days and that may not be terminated by Dry Creek (without penalty) within 90 days after the delivery of a termination notice by Dry Creek; and

                  (xii) any Contract (not otherwise identified in clauses "(i)" through "(xi)" of this sentence) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

            (b) Dry Creek has delivered to PUMATECH accurate and complete copies of all Contracts identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.10(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by Dry Creek in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

            (c)   Except as set forth in Part 2.10(c) of the Disclosure
Schedule:

                  (i) Dry Creek has not committed any material breach or default under any Dry Creek Contract, and, to the Knowledge of Dry Creek, no other Person has committed any material breach or default under any Dry Creek Contract;

                  (ii) to the Knowledge of Dry Creek, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Dry Creek Contract, (B) give any Person the right to declare a default or exercise any remedy under any Dry Creek Contract, (C) give any Person the right to accelerate the maturity or performance of any Dry Creek Contract, or (D) give any Person the right to cancel, terminate or materially modify any Dry Creek Contract;

                  (iii) Dry Creek has not received any written notice or other communication regarding (i) any material violation or breach of, or default under, any Dry Creek Contract, or (ii) any termination of any material Dry Creek Contract; and

                  (iv) Dry Creek has not waived any of its material rights under any Contract.

            (d) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Dry Creek under any Dry Creek Contract or any other term or provision of any Dry Creek Contract.

            (e) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable Dry Creek to conduct the business in the manner in which the business is currently being conducted.

      2.11  LIABILITIES.

            (a) Dry Creek has not accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (ii) liabilities incurred in the ordinary course of business (and in compliance with this Agreement) since the date of the Unaudited Interim Balance Sheet; (iii) liabilities for future performance under existing Material Contracts (iv) accounts payable or accrued salaries that have been incurred by Dry Creek since July 7, 2000 in the ordinary course of business and consistent with Dry Creek's past practices; (v) the liabilities identified in Part 2.11(a) or another part of the Disclosure Schedule; and (vi) liabilities (other than those provided for separately in sections (i), (ii), (iii), (iv) and (v) of this
Section 2.11) which do not exceed $10,000, individually or in the aggregate.

            (b) Part 2.11(b) of the Disclosure Schedule provides an accurate and complete breakdown of: (i) all accounts payable of Dry Creek as of July 7, 2000, (ii) all notes payable of Dry Creek and all indebtedness of Dry Creek for borrowed money, (iii) all customer deposits and other deposits held by Dry Creek as of July 7, 2000; and (iv) deferred revenue, warranty or obligations to deliver services, support or upgrades.

      2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Dry Creek is, in substantial compliance with each Legal Requirement that is applicable in any material respect to the conduct of its business or the ownership of its assets. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Dry Creek of, or a failure on the part of Dry Creek to comply with, any material Legal Requirement. Except as set forth in Part 2.12 of the Disclosure Schedule, Dry Creek has never received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

      2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each Governmental Authorization held by Dry Creek, and Dry Creek has delivered to PUMATECH accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable Dry Creek to conduct the business in the manner in which their business is currently being conducted except such Governmental Authorizations that no Governmental Body has demanded to be obtained or of which Dry Creek is unaware, or which the failure to obtain if required, would not have a Material Adverse Effect on Dry Creek. Dry Creek is in compliance with the material terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Dry Creek has never received any written notice or other written communication from any Governmental Body regarding (a) any material violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (b) any revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

      2.14  TAX MATTERS.

            (a) All Tax Returns required to be filed by or on behalf of Dry Creek with any Governmental Body on or before the date hereof (the "Dry Creek Returns") (i) have been filed in a timely manner, and (ii) have been accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Dry Creek Returns to be due on or before the date hereof have been paid. Dry Creek has delivered to PUMATECH accurate and complete copies of all Dry Creek Returns filed since the date of Dry Creek's formation.

            (b) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Dry Creek (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Dry Creek has been duly withheld and collected on a timely basis; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body on a timely basis.

            (c) Dry Creek Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Dry Creek has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from July 7, 2000 through the date hereof.

            (d) No Dry Creek Return relating to income Taxes has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14(d) of the Disclosure Schedule, there has been no examination or audit of any Dry Creek Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. Dry Creek has delivered to PUMATECH accurate and complete copies of all audit reports and similar documents (to which Dry Creek has access) relating to Dry Creek Returns. No extension or waiver of the limitation period applicable to any of Dry Creek Returns has been granted (by Dry Creek, or any other Person), and no such extension or waiver has been requested from Dry Creek.

            (e) No claim or Legal Proceeding is pending or has been threatened against or with respect to Dry Creek in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Dry Creek. There are no liens for Taxes upon any of the assets of Dry Creek, except liens for current Taxes not yet due and payable. Dry Creek will not be required to include any adjustment in its taxable income for any tax period (or portion thereof) as a result of transactions or events occurring, or accounting methods employed, prior to the date hereof.

            (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Dry Creek that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Dry Creek is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

            (g) Except as set forth in Part 2.14(g) of the Disclosure Schedule, since Dry Creek's formation, (i) no Governmental Body has asserted any claim or otherwise made any allegation that Dry Creek has failed or may have failed to pay any sales tax, use tax or similar Tax, and (ii) Dry Creek has not engaged in any discussions or negotiations with any Governmental Body, and has not sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of Dry Creek to pay any sales tax, use tax or similar Tax.

            (h) Dry Creek has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662. Dry Creek (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) does not have any Liability for the Taxes of any other Person under Reg. Sections 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (i) Dry Creek has had no income which is effectively connected with a US trade or business under Code section 864. Except as set forth in Part 2.14(i) of the Disclosure Schedule, Dry Creek is not a party to an Advance Pricing Agreement (or any similar agreement under foreign law) and all transactions between Dry Creek (and any other commonly controlled parties) have been in accordance with the arm's length standard in compliance with Code section 482 and the treasury regulations thereunder.

      2.15  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

            (a) Part 2.15(a) of the Disclosure Schedule contains a list of all employees of Dry Creek as of the date of this Agreement, and correctly reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions and their vacation accruals as of July 7, 2000. Dry Creek is not, and has never been, a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

            (b) There is no employee of Dry Creek who is not fully available to perform work because of disability or other leave. The employment of each employee of Dry Creek is terminable by Dry Creek at will. Dry Creek has delivered to PUMATECH accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current employees of Dry Creek.

            (c) Part 2.15(c) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (individually referred to as a "Plan" and collectively referred to as the "Plans") sponsored, maintained, contributed to or required to be contributed to by Dry Creek for the benefit of any current or former employee of Dry Creek.

            (d) Except as set forth in Part 2.15(d) of the Disclosure Schedule, Dry Creek does not maintain, sponsor or contribute to, and has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") , which applies to such employees, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA applicable collective agreements and extension orders) for the benefit of employees or former employees of Dry Creek (a "Pension Plan").

            (e) Dry Creek does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of Dry Creek (a "Welfare Plan") except for those Welfare Plans described in Part 2.15(e) of the Disclosure Schedule, none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

            (f)   With respect to each Plan, Dry Creek has delivered to
PUMATECH:

                  (i) an accurate and complete copy of such Plan (including all amendments thereto);

                  (ii) an accurate and complete copy of the annual report (if required under ERISA) with respect to such Plan for each of 1997 and 1998;

                  (iii) an accurate and complete copy of (A) the most recent summary plan description, together with each Summary of Material Modifications (if required under ERISA) with respect to such Plan, and (B) each material employee communication relating to such Plan;

                  (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

                  (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                  (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

            (g) Dry Creek is nor and has never been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. Dry Creek has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. Dry Creek has never made a complete or partial withdrawal from a "multiemployer plan" (as defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as defined in Section 4201 of ERISA), without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA.

            (h) Dry Creek has no plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law).

            (i) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of Dry Creek after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to
Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees of Dry Creek (or their beneficiaries)).

            (j) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

            (k) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA and the Code.

            (l) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and Dry Creek is not aware of any reason why any such determination letter should be revoked.

            (m) Except as set forth in Part 2.15(m) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in any bonus payment, golden parachute payment, severance payment or other payment to any current or former manager or employee of Dry Creek (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

            (n) Dry Creek is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, employee compensation, wages, bonuses and terms and conditions of employment.

            (o) Dry Creek has good labor relations, and, except as set forth in Part 2.15(o) of the

Disclosure Schedule, Dry Creek has no Knowledge of any facts indicating that (i) the consummation of the transactions contemplated by this Agreement will have a material adverse effect on Dry Creek's labor relations, or (ii) any of Dry Creek's employees intends to terminate his or her employment with Dry Creek, as applicable. To the best of the Knowledge of Dry Creek, no employee of Dry Creek is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on
(A) the performance by such employee of any of his duties or responsibilities as an employee of Dry Creek, or (B) the business or operations of Dry Creek.

      2.16 ENVIRONMENTAL MATTERS. Dry Creek is and has at all times been in compliance with all applicable Environmental Laws. Each property that is owned by, leased to, controlled by or used by Dry Creek, and all surface water, groundwater, soil and air associated with or adjacent to such property (a) is free of any Hazardous Material and any harmful chemical or physical conditions, and (b) is free of any environmental contamination of any nature. Dry Creek possess all permits and other Governmental Authorizations required under applicable Environmental Laws, and Dry Creek is and has at all times been in compliance with the terms and requirements of all such Governmental Authorizations. Dry Creek has not received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that Dry Creek is not in compliance with any Environmental Law, and, to the best of the Knowledge of Dry Creek, there are no circumstances that could reasonably be expected to prevent or interfere with Dry Creek's compliance with any Environmental Law in the future. To the best of the Knowledge of Dry Creek, no current or prior owner of any property leased or controlled by Dry Creek has received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that such current or prior owner or Dry Creek is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by Dry Creek pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or in the future regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

      2.17  SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

            (a) Each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by Dry Creek to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all material applicable Legal Requirements; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, other than any immaterial bug or similar defect that would not adversely affect in any material respect such product, system, program, Proprietary Asset or other asset (or the operation or performance thereof).

            (b) All installation services, design services, development services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by Dry Creek were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all material applicable Legal Requirements.

            (c) Dry Creek will not incur or otherwise become subject to any material Liability arising directly or indirectly from (i) any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by Dry Creek, or (ii) any installation services, design services, development services, programming services, repair services, maintenance services, support services, training services, upgrade services or other services performed by Dry Creek.

            (d) Except as set forth in Part 2.17(d) of the Disclosure Schedule, no customer or other Person has ever asserted or, to Dry Creek's Knowledge, threatened to assert any claim against Dry Creek (i) under or based upon any warranty provided by or on behalf of Dry Creek, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by Dry Creek or any services performed by Dry Creek. To the best of the Knowledge of Dry Creek, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

      2.18 INSURANCE. Part 2.18 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of Dry Creek. Dry Creek has delivered to PUMATECH accurate and complete copies of the insurance policies identified in Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect.

      2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Disclosure Schedule and except for this agreement and the transactions contemplated hereby: (a) no Related Party has, and no Related Party has at any time had any material indirect interest in any material asset used in or otherwise relating to the business of Dry Creek; (b) no Related Party is, or has at any time been, indebted to Dry Creek; (c) no Related Party has entered into, or has had any material financial interest in, any material Contract, transaction or business dealing involving Dry Creek. (For purposes of this Section 2.19, each of the following shall be deemed to be a "Related Party": (i) each of the Dry Creek Members; (ii) each individual who is, or who has at any time been a manager of Dry Creek; (iii) each individual who is, or who at any time been a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than Dry Creek) in which any one of the individuals referred to in clauses "(i)," "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.).

      2.20  LEGAL PROCEEDINGS; ORDERS.

            (a) Except as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Dry Creek) no Person has threatened to commence any Legal Proceeding: (i) that involves Dry Creek or any of the assets owned or used by Dry Creek; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. To the best of the Knowledge of Dry Creek, except as set forth in Part 2.20(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

            (b) Except as set forth in Part 2.20(b) of the Disclosure Schedule, no material Legal Proceeding has ever been commenced by, and no material Legal Proceeding has ever been pending against, Dry Creek.

            (c) There is no order, writ, injunction, judgment or decree to which Dry Creek, or any of the assets owned or used by Dry Creek, is subject. None of the Dry Creek Members is subject to any order, writ, injunction, judgment or decree that relates to Dry Creek's business or to any of the assets owned or used by Dry Creek. To the Knowledge of Dry Creek, no manager or other employee of Dry Creek is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any Dry Creek, activity or practice relating to Dry Creek's business.

      2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. Dry Creek has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which Dry Creek is or will be a party; and the execution, delivery and performance by Dry Creek of this Agreement and of each such other agreement, document and instrument has been duly authorized by all necessary action on the part of Dry Creek, and its members. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which Dry Creek is a party constitutes, assuming the due authorization, execution and delivery hereof by PUMATECH, the legal, valid and binding obligation of Dry Creek, as applicable, enforceable against Dry Creek, as applicable, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Disclosure Schedule and except for Breaches which could not reasonably be expected to have a Material Adverse Effect on Dry Creek, neither (1) the execution, delivery or performance of this Agreement or any other agreement, document or instrument referred to in or contemplated by this Agreement, nor (2) the consummation of the transactions contemplated by this Agreement or any such other agreement, document or instrument, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of Dry Creek's articles of organization or operating agreement, or (ii) any resolution adopted by Dry Creek's members or Dry Creek's managers;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Dry Creek, or any of the assets owned or used by Dry Creek, is subject;

            (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Dry Creek or that otherwise relates to Dry Creek's business or to any of the assets owned or used by Dry Creek;

            (d) contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract; or

            (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by Dry Creek (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Dry Creek).

Dry Creek is not, nor will be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreement, document or instrument referred to in or contemplated by this Agreement, or (y) the consummation of the transactions contemplated by this Agreement or contemplated by any other agreement, document or instrument referred to in or contemplated by this Agreement except for such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not have, individually or in the aggregate, a Material Adverse Effect on Dry Creek.

      2.23 NO BROKERS. Except as set forth in Part 2.23, Dry Creek has not agreed or become obligated to pay to any Person, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the transactions contemplated by this Agreement.

      2.24 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not (i) contain any Dry Creek representation, warranty or information in the Dry Creek Disclosure Schedule that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the Dry Creek representations, warranties and information in the Dry Creek Disclosure Schedule contained herein (in light of the circumstances under which such representations, warranties and information in the Dry Creek Disclosure Schedule were made or provided) not false or misleading.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF DRY CREEK MEMBERS

      The Dry Creek Members each, severally and not jointly, represent and warrant to PUMATECH that on the date hereof and as of the Closing, as though made at the Closing, as follows:

      3.1 OWNERSHIP OF DRY CREEK INTERESTS. Such Dry Creek Member is the sole record and beneficial owner of the Dry Creek Interests designated as being owned by the Dry Creek Member opposite his, her or its name in EXHIBIT A to this Agreement. Such Dry Creek Interests are not subject to any Liens or to any rights of first refusal of any kind, and such Dry Creek Member has not granted any rights to purchase such Dry Creek Interests to any other person or entity. Such Dry Creek Member has the sole right to transfer such Dry Creek Interests to PUMATECH. Such Dry Creek Interests constitute all of the Dry Creek Interests owned, beneficially or of record, by such Dry Creek Member and such Dry Creek Member has no options, warrants or other rights to acquire Dry Creek Interests. At the Closing, in exchange for the PUMATECH Stock and Cash Consideration issued pursuant to Sections 1.1 and 1.6 hereof, PUMATECH will receive good title to such Dry Creek Interests, subject to no Liens retained, granted or permitted by such Dry Creek Member or Dry Creek. Such Dry Creek Member is a "resident of the United States" as defined in Section 7701(b) of thy Internal Revenue Code of 1986 and a resident of California for California income tax purposes.

      3.2 TAX MATTERS. Such Dry Creek Member has had an opportunity to review with his own tax advisors the tax consequences to the Dry Creek Member of the transactions contemplated by this Agreement. Such Dry Creek Member understands that he must rely solely on his advisors and not on any statements or representations by PUMATECH, Dry Creek or any of their agents. Such Dry Creek Member understands that he (and not PUMATECH and Dry Creek) shall be responsible for his, her or its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

      3.3 AUTHORITY. Such Dry Creek Member has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Dry Creek Member, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of such Dry Creek Member, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

      3.4 NO CONFLICT. The execution and delivery by such Dry Creek Member of this Agreement and the consummation of the transactions contemplated hereby will not conflict with any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Dry Creek Member or any of his, her or its properties or assets is subject, or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Dry Creek Member or his, her or its properties or assets.

      3.5 EXEMPTION FROM REGISTRATION. Such Dry Creek Member is aware (i) that the

PUMATECH Stock to be issued to Dry Creek Member in the transactions contemplated by this Agreement will not be registered immediately and will not be issued pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), but will instead be issued in reliance on the exemption from registration set forth in Section 4(2) of the Act and in Regulation D under the Act, and (ii) that neither the transactions contemplated by this Agreement nor the issuance of such PUMATECH Stock has been approved or reviewed by the Securities and Exchange Commission (the "SEC") or by any other governmental agency.

      3.6 NO IMMEDIATE RESALE. Such Dry Creek Member is aware that, because the PUMATECH Stock to be issued in the transactions contemplated by this Agreement will not be registered immediately under the Act, such PUMATECH Stock cannot be resold unless such PUMATECH Stock is registered under the Act or unless an exemption from registration is available and that the provisions of Rule 144 under the Act will permit resale of the PUMATECH Stock to be issued to Dry Creek Member in the transactions contemplated by this Agreement only under limited circumstances, and such PUMATECH Stock must be held by Dry Creek Member for at least one year before it can be sold pursuant to Rule 144.

      3.7 INVESTMENT INTENT. The PUMATECH Stock to be issued to Dry Creek
Member in the transactions contemplated by this Agreement will be acquired by Dry Creek Member for investment and for his own account, and not with a view to, or for resale in connection with, any unregistered distribution thereof.

      3.8 ADEQUATE INVESTIGATION. Dry Creek Member has received, reviewed and considered all the information Dry Creek Member considers necessary to enable Dry Creek Member to make an informed decision to invest in PUMATECH Stock, including the PUMATECH SEC Documents (defined below).

      3.9 SOPHISTICATED INVESTOR. Dry Creek Member (either by himself or in conjunction with his representative) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting investment decisions like that involved in Dry Creek Member's contemplated investment in the PUMATECH Stock to be issued in the transactions contemplated by this Agreement. Dry Creek Member understands and has fully considered the risks of acquiring and owning PUMATECH Stock and further understands that: (i) an investment in PUMATECH Stock is a speculative investment which involves a high degree of risk and is suitable only for an investor who is able to bear the economic consequences of losing his or her entire investment; and (ii) there are substantial restrictions on the transferability of the PUMATECH Stock to be issued in the transactions contemplated by this Agreement, and, accordingly, it may not be possible for Dry Creek Member to liquidate his investment in such PUMATECH Stock (in whole or in part) in the case of emergency. Dry Creek Member is able: (1) to hold the PUMATECH Stock that he is to receive in the transactions contemplated by this Agreement for a substantial period of time; and (2) to afford a complete loss of his investment in such PUMATECH Stock.

      3.10 LEGENDS; STOP TRANSFER ORDERS. Dry Creek Member understands that stop transfer instructions will be given to PUMATECH's transfer agent with respect to the PUMATECH

Stock to be issued to Dry Creek Member in the transactions contemplated by this Agreement, and that there will be placed on the certificate or certificates representing such PUMATECH Stock a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

            "THE SHARES REPRESENTED BY THIS CERTIFICATE
            HAVE NOT BEEN REGISTERED UNDER THE
            SECURITIES ACT OF 1933, AS AMENDED (THE
            "ACT") AND MAY NOT BE OFFERED, SOLD OR
            OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED
            OR HYPOTHECATED UNLESS REGISTERED UNDER
            THE ACT OR UNLESS AN EXEMPTION FROM THE
            REGISTRATION REQUIREMENTS OF THE ACT
            IS AVAILABLE."

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PUMATECH. PUMATECH represents and warrants to the Dry Creek Members as follows:

      4.1 CORPORATE STATUS. PUMATECH is a corporation duly organized, validly existing and in good standing under, the laws of the State of Delaware.

      4.2 SEC FILINGS; FINANCIAL STATEMENTS.

            (a) PUMATECH has filed all required reports, schedules, forms, statements and other documents with the SEC since (the "PUMATECH SEC Documents"). PUMATECH has delivered or otherwise made available to the Dry Creek Members accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by PUMATECH with the SEC between July 31, 1999 and the date of this Agreement. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the PUMATECH SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the PUMATECH SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (b) The consolidated financial statements contained in the PUMATECH SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of PUMATECH and its subsidiaries as of the respective dates thereof and the consolidated results of operations of PUMATECH and its subsidiaries for the periods covered thereby.

      4.3 AUTHORITY; BINDING NATURE OF AGREEMENT. PUMATECH has the absolute and unrestricted right, power and authority to perform their obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which PUMATECH is or will be a party; and the execution, delivery and performance by PUMATECH of this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which PUMATECH is or will be a party has been duly authorized by all necessary action on the part of PUMATECH and its board of directors. This Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to which PUMATECH is or will be a party constitutes the legal, valid and binding obligation of PUMATECH, enforceable against PUMATECH in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      4.4 CONSENTS AND APPROVALS; NO VIOLATIONS. There is no requirement applicable to PUMATECH to make any filing with, or to obtain any permit, authorization, consent or approval of any governmental or regulatory authority as a condition to the lawful consummation by PUMATECH of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by PUMATECH nor the consummation by PUMATECH of the transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of PUMATECH, (ii) result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which PUMATECH is a party or by which any of its assets may be bound, or violate in any material respects any statute, rule, regulation, order, writ, injunction or decree applicable to PUMATECH or any of its assets, where the consequences of any and all such breaches, defaults and violations would, in the aggregate, have a material and adverse effect on the business, operations or financial condition of PUMATECH taken as a whole, or (iii) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the assets of PUMATECH.

      4.5 VALID ISSUANCE. Subject to Section 1.6(e), the PUMATECH Stock to be issued in the transactions contemplated by this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, and free of Encumbrances, issued in compliance with all Legal Requirements and free of restriction on transfer other than restrictions pursuant to this Agreement and under applicable securities laws.

SECTION 5.   CERTAIN COVENANTS

      5.1 ACCESS AND INVESTIGATION.

            (a) During the period from the date of this Agreement through the Closing Date (the "Pre-Closing Period"), Dry Creek shall: (a) provide PUMATECH and PUMATECH's Representatives with reasonable access to Dry Creek's personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Dry Creek; and (b) provide PUMATECH and PUMATECH's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to Dry Creek, and with such additional financial, operating and other data and information regarding Dry Creek, as PUMATECH may reasonably request.

            (b) During the Pre-Closing Period, PUMATECH shall: (a) provide Dry Creek and Dry Creek's Representatives with reasonable access to PUMATECH's personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to PUMATECH; and (b) provide Dry Creek and Dry Creek's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to PUMATECH, and with such additional financial, operating and other data and information regarding PUMATECH, as Dry Creek may reasonably request.

            (c) All information provided during the Pre-Closing Period by PUMATECH or Dry Creek to the other or the other's Representatives in connection with any investigation hereunder or pursuant to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby shall be subject to the provisions of the Master Mutual Nondisclosure Agreement dated March 3, 1999 between PUMATECH and Dry Creek (the "Nondisclosure Agreement"), which shall remain in full force and effect. Except for information set forth in the Disclosure Schedule or the attachments thereto, no information obtained in any investigation shall effect or be deemed to modify any representation or warranty contained in this Agreement.

      5.2 OPERATION OF THE BUSINESS OF DRY CREEK. Without the prior written consent of PUMATECH during the Pre-Closing Period, and except as otherwise contemplated or permitted by this Agreement:

            (a) Dry Creek shall use its best effort to conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, shall pay its debts and Taxes when due (subject to good faith disputes, if any, over such debts and Taxes), and shall pay or perform its other material obligations when due;

            (b) Dry Creek shall use commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees and (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with Dry Creek;

            (c) Dry Creek shall not declare, accrue, set aside or pay or make any distribution in respect of any Dry Creek Interest;

            (d) Dry Creek shall not repurchase, redeem or otherwise reacquire any Dry Creek Interests or other securities;

            (e)   Dry Creek shall not sell, issue or authorize the issuance of
(i) any Dry Creek

Interest or other security, (ii) any option or right to acquire any Dry Creek Interest or other security or (iii) any instrument convertible into or exchangeable for any Dry Creek Interest or other security;

            (f) Dry Creek shall not amend its articles of organization or operating agreement, or effect or permit Dry Creek to become a party to any Acquisition Transaction, recapitalization, reclassification of interests or shares, stock split, reverse stock split or similar transaction;

            (g) Dry Creek shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

            (h) Dry Creek shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, severance (except as required by applicable law), cash incentive payment or similar payment to, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or accelerate the vesting of any Dry Creek Interests subject to vesting or (iii) hire any new employee or terminate any current employee;

            (i) Dry Creek shall not change any of its methods of accounting or accounting practices;

            (j)   Dry Creek shall not change or make any Tax election;

            (k) Dry Creek shall not commence or settle any Legal Proceeding, except as required by applicable law;

            (l) Dry Creek shall not enter into any license agreement with respect to or otherwise transfer any rights to any Dry Creek Proprietary Asset, or except in the ordinary course of business enter into any license with respect to any Proprietary Asset of any other person or entity;

            (m) Dry Creek shall not enter into or amend any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of Dry Creek;

            (n) Dry Creek shall not amend or otherwise modify or violate the terms of any of Dry Creek Contracts set forth or described in the Disclosure Schedule;

            (o) Dry Creek shall not incur any indebtedness for borrowed money (other than indebtedness to trade creditors in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

            (p) Dry Creek shall not grant any loans to others (other than advances of employee travel expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

            (q) Dry Creek shall not revalue any of its assets, including without limitation writing down the value of inventory or writing off notes;

            (r) Other than obligations existing as of the date of this Agreement, Dry Creek shall not pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

            (s) No Dry Creek Member shall transfer any Dry Creek Interests to any other Person;

            (t) Neither Dry Creek nor any Dry Creek Member shall agree or commit to take any of the actions described in clauses "(c)" through "(s)" above.

      5.3 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

            (a) During the Pre-Closing Period, Dry Creek shall promptly notify PUMATECH in writing of: (i) the discovery by Dry Creek of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Dry Creek in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Dry Creek in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Dry Creek; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
Section 7 impossible or unlikely. Notification in accordance with this Section 5.3(a) shall not affect Dry Creek's liability for breach of any such representation, warranty or covenant under this Agreement.

            (b) During the Pre-Closing Period, PUMATECH shall promptly notify Dry Creek in writing of: (i) the discovery by PUMATECH of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by PUMATECH in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by PUMATECH in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of PUMATECH; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 impossible or unlikely. Notification in accordance with this Section 5.3(b) shall not affect PUMATECH's liability for breach of any such representation, warranty or covenant under this Agreement.

      5.4 NO NEGOTIATION. During the Pre-Closing Period, Dry Creek and the Dry Creek Members shall not, and shall not permit any of their Representatives to:
(a) solicit any proposal or offer
from any Person (other than PUMATECH) for or relating to a possible Acquisition Transaction; or (b) participate in any negotiations or enter into any agreement with, or provide any information to or cooperate with, any Person (other than PUMATECH) relating to or in connection with a possible Acquisition Transaction or any other transaction which would alter the equity ownership of Dry Creek. In addition to the foregoing, if Dry Creek receives prior to the Closing or the termination of this Agreement any offer, proposal, or request relating to any of the above, Dry Creek shall immediately notify PUMATECH thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as PUMATECH may reasonably request.

      5.5 FIRPTA MATTERS At the Closing, (a) Dry Creek shall deliver to PUMATECH a statement (in such form as may be reasonably requested by General Counsel Associates LLP) conforming to the requirements of Section 1.897-2(h)(1)(I) of the United States Treasury Regulation, and (b) Dry Creek shall deliver to the Internal Revenue Service the notification required under
Section 1.897-2(h)(2) of the United States Treasury Regulations.

SECTION 6.   ADDITIONAL COVENANTS OF THE PARTIES

      6.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents, if any, required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement.

      6.2 NASDAQ LISTING. If required, as promptly as practicable after the date hereof, and in any event prior to the Closing, PUMATECH shall use its best efforts to cause the shares of the PUMATECH Stock to be issued pursuant to this Agreement to be included on Nasdaq, subject to notice of official issuance thereof.

      6.3 PUBLIC ANNOUNCEMENTS. Except as required by applicable law, PUMATECH, in its sole discretion, shall determine the form, timing and contents of announcements and disclosures regarding the proposed transaction; PROVIDED, HOWEVER, prior to any such announcement, PUMATECH shall afford Dry Creek a reasonable opportunity to review and comment on any such announcement or disclosure.

      6.4 BEST EFFORTS. During the Pre-Closing Period, Dry Creek and PUMATECH shall each use their best efforts to cause the conditions set forth in Sections 7 and 8 to be satisfied before July 14, 2000.

      6.5 EMPLOYEE MATTERS. PUMATECH and Dry Creek shall use commercially reasonable efforts to recruit each employee of Dry Creek to continue at-will employment with Dry Creek after the Closing. Those employees of Dry Creek that continue to be employees of PUMATECH or any of its affiliates, including Dry Creek, following the Closing shall upon the closing be eligible to participate in PUMATECH's health, vacation, employee stock purchase, 401(k) and other plans, to the same extent as comparably situated employees of PUMATECH and shall receive credit under PUMATECH's benefit plans for time served as an employee of Dry Creek.

      6.6 PRIVATE PLACEMENT. PUMATECH and Dry Creek shall each take all steps necessary or desirable, utilize all commercially reasonable efforts and cooperate with one another in every way to have the issuance of the shares of PUMATECH Stock to be issued in the transactions contemplated by this Agreement qualify for one of the exemptions from registration under the Securities Act provided in Regulation D promulgated thereunder, including the retention of a purchaser representative, if necessary.

      6.7 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the SEC which may, under certain circumstances and subject to compliance with applicable rules and holding periods, permit the sale of the PUMATECH Stock to the public without registration, PUMATECH agrees to use its best efforts to:

            (a) Make and keep public information available, as prescribed by Rule 144(c) under the Securities Act public so long as PUMATECH remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act; and

            (b) Use its best efforts to file with the SEC in a timely manner all reports and other documents required of PUMATECH under the Securities Act and the Exchange Act.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PUMATECH

            The obligations of PUMATECH to effect the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by PUMATECH), at or prior to the Closing, of each of the following conditions:

      7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Dry Creek and the Dry Creek Members in this Agreement shall have been accurate as of the date of this Agreement. In addition, the representations and warranties of Dry Creek and the Dry Creek Members contained in this Agreement shall be true and correct in all material respects on and as of the Closing except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing except in such cases (other than the representations in Sections 2.2, 2.3, 2.21, 3.1 and 3.4) where the failure to be so true and correct would not in the aggregate have an adverse effect on Dry Creek of up to $100,000. PUMATECH shall have received a certificate with respect to the foregoing signed on behalf of each of the Managers of Dry Creek.

      7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Dry Creek is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, except where the failure to have performed or complied with such covenants and obligations has not had a Material Adverse Effect on Dry Creek, or PUMATECH's ownership and control thereof, after the Closing. PUMATECH shall have received a certificate with respect to the foregoing signed on behalf of each of the Managers of

Dry Creek.

      7.3 AGREEMENTS AND DOCUMENTS. PUMATECH shall have received the following agreements and documents, each of which shall be in full force and effect:

            (a) an Escrow Agreement in the form of EXHIBIT C hereto, executed by each of the Dry Creek Members;

            (b) written resignations of all managers of Dry Creek, effective as of the Closing Date;

            (c) executed Employment and Release Agreements in substantially the form attached hereto as EXHIBIT D1 with each of John Stossel, Narendra Bhat, Heather Busby, and Susie Wong, EXHIBIT D2 with each of Richard Bietz and Geoff Stutchman, and EXHIBIT D3 in the case of Steve Harper and seven (7) of the remaining nine (9) employees of Dry Creek;

            (d) executed Noncompetition Agreements in the form of EXHIBIT D4 with each of John Stossel and Narendra Bhat;

            (e) a legal opinion of Tufts Stephenson & Kasper, LLP, substantially in the form of EXHIBIT F hereto;

            (f)   a FIRPTA Statement, executed by Dry Creek;

            (g) a certificate executed on behalf of Dry Creek by its Managers with respect to the matters set forth in Sections 7.1 and 7.2; and

            (h)   the other documents specified in Section 1.4 hereof.

      7.4 CONSENTS. All Consents required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) in connection with the transactions contemplated by this Agreement have been obtained.

      7.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal.

      7.6 PRIVATE PLACEMENT. The issuance of the PUMATECH Stock in the transactions contemplated by this Agreement shall qualify for issuance under Regulation D in the reasonable judgment of PUMATECH.

      7.7 TERMINATION OF PENSION PLAN. Dry Creek shall, immediately prior to the Closing Date, based on direction from PUMATECH terminate the Dry Creek 401(k) Plan (the "Plan") and no further contributions shall be made to the Plan, provided that as a condition of such termination

Dry Creek's employees shall be eligible to participate in PUMATECH's 401(k) plan immediately following the Closing Date. Dry Creek shall provide to PUMATECH (i) executed resolutions by the Managers of Dry Creek authorizing the termination and (ii) an executed amendment to the Plan sufficient to assure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of the Plan will be maintained at the time of termination.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF DRY CREEK. The obligations of Dry Creek to effect the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

      8.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by PUMATECH in this Agreement shall have been accurate as of the date of this Agreement. In addition, the representations and warranties of PUMATECH contained in this Agreement shall be true and correct in all material respects on and as of the Closing except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Closing except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on PUMATECH. Dry Creek shall have received a certificate with respect to the foregoing signed on behalf of PUMATECH by the Chief Financial Officer of PUMATECH.

      8.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that PUMATECH are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects, except where the failure to have performed or complied with such covenants and obligations has not had a Material Adverse Effect on PUMATECH.

      8.3 ESCROW AGREEMENT. Dry Creek shall have received an Escrow Agreement in the form of EXHIBIT C hereto, executed by PUMATECH.

      8.4 CONSENTS. All Consents required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) in connection with the transactions contemplated by this Agreement have been obtained.

      8.5 NASDAQ LISTING. If required by Nasdaq, the shares of PUMATECH Stock to be issued in the transactions contemplated by this Agreement shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

      8.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of the transactions contemplated by this Agreement illegal.

SECTION 9.  TERMINATION

      9.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

            (a) by PUMATECH if (i) any representation or warranty of Dry Creek contained in Section 2 was incorrect in any material respect when made such that the condition set forth in Section 7.1 would not be satisfied; (ii) any representation or warranty of the Dry Creek Members contained in Section 3 was incorrect in any material respect when made such that the condition set forth in
Section 7.1 would not be satisfied; or (iii) if (x) any of Dry Creek's covenants contained in this Agreement shall have been breached in any material respect;
(y) such breach has not been cured within 15 days after written notice thereof is delivered by PUMATECH to Dry Creek; provided, however, that no cure period shall apply if such breach is not capable of cure; and (z) as a result of such breach, the condition set forth in Section 7.2 would not be satisfied;

            (b) by Dry Creek if any representation or warranty of PUMATECH contained in Section 4 was incorrect in any material respect when made such that the condition set forth in Section 8.1 would not be satisfied, or if: (i) any of PUMATECH's 's covenants contained in this Agreement shall have been breached in any material respect; (ii) such breach has not been cured within 15 days after written notice thereof is delivered by Dry Creek to PUMATECH; provided, however, that no cure period shall apply if such breach is not capable of cure; and (iii) as a result of such breach, the condition set forth in Section 8.2 would not be satisfied;

            (c) by PUMATECH if the Closing has not taken place on or before July 30, 2000 (other than as a result of any failure on the part of PUMATECH to comply with or perform any covenant or obligation of PUMATECH set forth in this Agreement or in any other agreement or instrument delivered to Dry Creek);

            (d) by Dry Creek if the Closing has not taken place on or before July 30, 2000 (other than as a result of the failure on the part of Dry Creek to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to PUMATECH); or

            (e)   by the mutual written consent of PUMATECH and Dry Creek.

      9.2 TERMINATION PROCEDURES. If PUMATECH wishes to terminate this Agreement pursuant to Section 9.1(a) or Section 9.1(c), PUMATECH shall deliver to Dry Creek a written notice stating that PUMATECH is terminating this Agreement and setting forth a brief description of the basis on which PUMATECH is terminating this Agreement. If Dry Creek wishes to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d), Dry Creek shall deliver to PUMATECH a notice, in writing, stating that Dry Creek is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

      9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.2, 11 and this Section 9.3 and in the Nondisclosure Agreement.

SECTION 10. INDEMNIFICATION, ETC.

      10.1 SURVIVAL OF REPRESENTATIONS, ETC. The representations and warranties made by Dry Creek, Dry Creek Members and PUMATECH in this Agreement shall survive the Closing and shall expire on the one year anniversary of the Closing Date (the "Termination Date"). Upon the expiration of the representations and warranties of Dry Creek, the Dry Creek Members and PUMATECH, all liability of the parties with respect to any breach of such representation or warranties shall thereupon be extinguished except to the extent a claim for breach shall have been made prior to such expiration. The pre-closing covenants of Dry Creek and PUMATECH contained in this Agreement shall terminate as of the Closing.

      10.2  INDEMNIFICATION.

            (a) INDEMNIFICATION BY DRY CREEK MEMBERS. From and after the Closing Date (but subject to Section 10.1), the Dry Creek Members who shall have received PUMATECH Stock and Cash Consideration pursuant to Section 1.5 (the "Member Indemnitors"), shall (pro rata in accordance with their interest in the Escrow Fund) hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with: (i) any inaccuracy in or Breach of any representation or warranty made by Dry Creek or the Dry Creek Members in this Agreement or the Disclosure Schedule(ii) any breach of any covenant or obligation of Dry Creek or the Dry Creek Members; or
(iii) any Legal Proceeding relating to any Breach referred to in clause "(i)" or"(ii)" of this sentence.

            (b) INDEMNIFICATION BY PUMATECH. From and after the Closing Date (but subject to Section 10.1), PUMATECH shall hold harmless and indemnify each Dry Creek Member from and against, and shall compensate and reimburse each of the Dry Creek Members for, any Damages which are suffered or incurred by any of the Dry Creek Members or to which any of the Dry Creek Members may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with: (i) any inaccuracy in or Breach of any representation or warranty made by PUMATECH in this Agreement ; (ii) any breach of any covenant or obligation of PUMATECH; or (iii) any Legal Proceeding relating to any Breach referred to in clause "(i)" or "(ii)" of this sentence. Notwithstanding anything to the contrary, PUMATECH shall be under no obligation to deal directly with individual Dry Creek Members in connection with the indemnity provided to the Dry Creek Members under this Section 10 but shall only be obligated to respond to notices from, and to provide notices to, and otherwise deal only with, the Members' Agent, who shall have exclusive authority to act for purposes of the indemnification provided by PUMATECH under this
Section 10 on behalf of all of the Dry Creek Members.

            (c) DAMAGES TO DRY CREEK. If Dry Creek suffers or otherwise becomes subject to any Damages, then (without limiting any of the rights of Dry Creek as an Indemnitee)

PUMATECH shall also be deemed, by virtue of its ownership of the shares of Dry Creek, to have suffered Damages.

      10.3 EXCLUSIVE REMEDY; LIMITATIONS. Absent fraud, willful misrepresentation, or willful deceit, from and after the Closing, recourse of the Indemnitees to the Escrow Amount in the Escrow Fund shall be the sole and exclusive remedy of the Indemnitees for Damages relating to any claim relating to this Agreement provided, however, that nothing in this Section 10 shall limit an individual Dry Creek Member's liability with respect to a Breach of a representation or warranty made by such Dry Creek Member in Section 3.1 of this Agreement. Absent fraud, willful misrepresentation, or willful deceit, from and after the Closing, the maximum liability of PUMATECH to the Dry Creek Members for Damages relating to any Breach of any representation, warranty, covenant or agreement contained in this Agreement shall be limited to $653,061. The Dry Creek Members shall not be required to make any indemnification, compensation or reimbursement payment pursuant to Section 10.2(a) until such time as the total amount of all Damages incurred by the Indemnitees exceeds $25,000. If the total amount of such Damages exceeds $25,000, then the Indemnitees shall be entitled to be indemnified against all Damages and not only for the portion of such Damages exceeding $25,000. PUMATECH shall not be required to make any indemnification, compensation or reimbursement payment pursuant to Section 10.2(b) until such time as the total amount of all Damages incurred by the Dry Creek Members exceeds $25,000. If the total amount of such Damages exceeds $25,000, then the Dry Creek Members shall be entitled to be indemnified against all Damages and not only for the portion of such Damages exceeding $25,000.

      10.4 NO CONTRIBUTION. Each Dry Creek Member waives, acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against Dry Creek in connection with any actual or alleged inaccuracy in or other Breach of any representation, warranty, covenant or obligation set forth in this Agreement.

      10.5 DEFENSE OF THIRD PARTY CLAIMS AGAINST INDEMNITEES. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Dry Creek, against any other Indemnitee or against any other Person) with respect to which any of the Dry Creek Members may become obligated to indemnify, hold harmless, pay, compensate or reimburse any Indemnitee pursuant to this Section 10, (i) PUMATECH, as soon as practicable after it receives written notice of any such claim or Legal Proceeding, shall notify the Members' Agent of such claim or Legal Proceeding (it being understood that the failure to notify the Members' Agent shall not in any way limit the rights of the Indemnitees under this Agreement except to the extent that such failure materially prejudices the defenses available to the Members' Agent), and (ii) PUMATECH shall have the right, at its election, to assume the defense of such claim or Legal Proceeding; provided, however, that notwithstanding the foregoing if the maximum exposure (as reasonably determined by PUMATECH) to all Indemnitees in such claim or Legal Proceeding, together with the maximum exposure (as reasonably determined by PUMATECH) under all claims or Legal Proceedings that may then already be pending involving exposure to the Indemnitees under this Section 10, does not exceed the value of the shares placed in the Escrow Fund (with such shares being deemed to have a per share value equal to

PUMATECH Average Stock Price), or if PUMATECH does not within a reasonable period of time assume the defense of such claim or Legal Proceeding, then the Members' Agent may assume the defense of such claim or Legal Proceeding. If the Members' Agent assumes the defense of any such claim or Legal Proceeding:

            (a) the Members' Agent shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel reasonably satisfactory to PUMATECH;

            (b) PUMATECH shall make available to the Members' Agent any non-privileged documents and non-privileged materials in the possession of PUMATECH that may be necessary to the defense of such claim or Legal Proceeding;

            (c) the Members' Agent shall keep PUMATECH informed of all material developments and events relating to such claim or Legal Proceeding;

            (d) PUMATECH shall have the right to participate in the defense of such claim or Legal Proceeding at its own expense;

            (e) the Members' Agent shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of PUMATECH (which consent shall not be unreasonably withheld); and

            (f) PUMATECH may at any time assume the defense of such claim or Legal Proceeding if (i) the Members' Agent shall fail to comply with any of its obligations under this Section 10.5 (including its obligation to defend any claim or Legal Proceeding in a diligent manner), or (ii) PUMATECH, after consultation with its counsel, reasonably determines that the control of the defense by the Members' Agent would give rise to a conflict of interest.

If PUMATECH proceeds with the defense of any such claim or Legal Proceeding on its own:

                  (i) the Dry Creek Members shall make available to PUMATECH any documents and materials in the possession or control of any of the Dry Creek Members that may be necessary to the defense of such claim or Legal Proceeding;

                  (ii) PUMATECH shall keep the Members' Agent informed of all material developments and events relating to such claim or Legal Proceeding; and

                  (iii) PUMATECH shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Members' Agent; PROVIDED, HOWEVER, that the Members' Agent shall not unreasonably withhold such consent.

      10.6 DEFENSE OF THIRD PARTY CLAIMS AGAINST DRY CREEK MEMBERS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which PUMATECH may become obligated to indemnify, hold harmless, pay, compensate or reimburse any Dry Creek Member pursuant to this Section 10, (i) the Members' Agent, as soon as practicable after it receives written notice of any such claim or Legal Proceeding, shall notify

PUMATECH of such claim or Legal Proceeding (it being understood that the failure to notify PUMATECH shall not in any way limit the rights of the Dry Creek Members under this Agreement except to the extent such failure materially prejudices the defenses available to PUMATECH), and (ii) the Members' Agent shall have the right, at its election, to assume the defense of such claim or Legal Proceeding; provided, however, that notwithstanding the foregoing if the maximum exposure (as reasonably determined by the Members' Agent) to the Dry Creek Members in such claim or Legal Proceeding, together with the maximum exposure (as reasonably determined by the Members' Agent) under all claims or Legal Proceedings that may then already be pending involving exposure to the Dry Creek Members under this Section 10, does not exceed the value of the amount set forth in the second sentence of Section 10.3, or if the Members' Agent does not within a reasonable period of time assume the defense of such claim or Legal Proceeding, then PUMATECH may assume the defense of such claim or Legal Proceeding. The parties shall thereafter proceed in the manner provided in
Section 10.5 with the roles of PUMATECH and the Members' Agent reversed.

      10.7 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PUMATECH. No Indemnitee (other than PUMATECH or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless PUMATECH (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 11. MISCELLANEOUS PROVISIONS

      11.1 MEMBERS' AGENT. The Dry Creek Members irrevocably appoint John W. Stossel as their agent in connection with the transactions contemplated by
Section 10 of this Agreement and the Escrow Agreement (the "Members' Agent"), and John W. Stossel hereby accepts his appointment as the Members' Agent. PUMATECH shall be entitled to deal with the Members' Agent on all matters relating to Section 10 and the Escrow Agreement, and shall be entitled to rely on any document executed or purported to be executed on behalf of the Member Indemnitors by the Members' Agent, and on any other action taken or purported to be taken on behalf of the Member Indemnitors by the Members' Agent, as fully binding upon such Member Indemnitor. If the Members' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Member Indemnitors, then the Member Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify PUMATECH of the identity of such successor. Any such successor shall become the "Members' Agent" for purposes of this Section 11.1. If for any reason there is no Members' Agent at any time, all references herein to the Members' Agent shall be deemed to refer to the Member Indemnitors.

      11.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

      11.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

      11.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

      11.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

            IF TO PUMATECH:

                   Puma Technology, Inc.
                   2550 North First Street, #500
                   San Jose, California 95131
                   Attention: Karen Ammer
                   Telephone: (408) 321-7650
                   Facsimile: (408) 321-3886

                   WITH A COPY TO:

                   General Counsel Associates LLP
                   1891 Landings Drive
                   Mountain View, CA 94043
                   Attention: Susan J. Skaer, Esq.
                   Telephone: (650) 428-3900
                   Facsimile: (650) 428-3901

            IF TO DRY CREEK, THE MEMBERS' AGENT OR THE DRY CREEK MEMBERS:

                   Dry Creek Software LLC
                   86 Railway Avenue, Suite 200
                   Campbell, CA 95008
                   Attention: John W. Stossel
                   Telephone: (408) 364-3030
                   Facsimile: (408) 42-5525

                   WITH A COPY TO:

                   Robert R. Tufts
                   Tufts Stephenson & Kasper, LLP
                   235 Montgomery Street, Suite 1810

                   San Francisco, California 94104
                   Telephone: (415) 705-5300
                   Facsimile: (415) 705-5301


      11.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      11.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

      11.8 GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of Santa Clara, State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California;
(c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.5.

      11.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: Dry Creek, the Dry Creek Members, PUMATECH, and the respective successors and assigns, if any, of the foregoing. No party may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the other parties. PUMATECH will consent to the assignment of a Dry Creek Member's right to consideration hereunder to a trust established by such Dry Creek Member for estate planning purposes if PUMATECH is satisfied that such assignment is in full compliance with all applicable securities and other laws and such assignee executes and delivers to PUMATECH documentation satisfactory to PUMATECH reflecting such assignment, which documentation may include, without limitation, such representations, warranties and covenants as PUMATECH may require.

      11.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

      11.11 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      11.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment to this Agreement which solely adds New Dry Creek Members as parties shall not require any approval by any of the parties and may be effected by adding additional signature pages and additional Exhibit A pages hereto.

      11.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

      11.14 PARTIES IN INTEREST. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto, and their respective successors and assigns, if any.

      11.15 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Nondisclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date or (b) the date on which such Nondisclosure Agreement is terminated in accordance with its terms.

      11.16 CONSTRUCTION.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

      The parties hereto have caused this Agreement to be executed and delivered as of July __, 2000.

                                PUMA TECHNOLOGY, INC.



                                Name: ______________________________
                                Title: _____________________________


                                DRY CREEK SOFTWARE LLC



                                Name: ______________________________
                                Title: _____________________________




                                DRY CREEK MEMBERS' AGENT



                                John W. Stossel


                                DRY CREEK MEMBERS



                                John W. Stossel




                                Narendra M. Bhat


                                    EXHIBIT A

                                DRY CREEK MEMBERS


                                    PERMANENT                       CAPITAL
NAME                                RESIDENCE ADDRESS               CONTRIBUTION

John W. Stossel                     2369 Loma Park Ct.               $6,700
                                    San Jose, CA 95124

Narendra M. Bhat                    3730 Arlene Court                $3,300
                                    Fremont, CA 94536

                                    EXHIBIT B
                               CERTAIN DEFINITIONS


      For purposes of the Agreement (including this EXHIBIT B):

      ACQUISITION TRANSACTION. "Acquisition Transaction" means any transaction involving: (a) the sale, license, disposition or acquisition of all or substantially all of the business or assets of Dry Creek (taken as a whole), as the case may be; (b) the issuance, disposition or acquisition of membership interests, economic interests, options, and rights to acquire interests or other equity securities of Dry Creek constituting more than 50% of the outstanding membership interests or economic interests of Dry Creek; or (c) any consolidation, business combination, reorganization or similar transaction involving Dry Creek.

      AGREEMENT. "Agreement" shall mean the Interest Purchase Agreement to which this EXHIBIT B is attached (including the Disclosure Schedule), as it may be amended from time to time.

      BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any material inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

      DRY CREEK INTERESTS. "Dry Creek Interests" means the outstanding membership interests, economic interests, options, and rights to acquire interests of Dry Creek.

      DRY CREEK CONTRACT. "Dry Creek Contract" shall mean any Contract: (a) to which Dry Creek is a party; (b) by which Dry Creek, or any of its assets is or may become bound or under which Dry Creek has, or may become subject to, any obligation; or (c) under which Dry Creek has or may acquire any right or interest.

      DRY CREEK PROPRIETARY ASSET. "Dry Creek Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to Dry Creek or otherwise used by Dry Creek.

      CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

      DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

      DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to PUMATECH on behalf of Dry Creek and the Dry Creek Members.

      EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

      ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

      KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would be expected to become aware of such fact or other matter in normal scope of performing his duties. Dry Creek shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or director level employee of Dry Creek has Knowledge of such fact or other matter. PUMATECH shall be deemed to have "Knowledge" of a particular fact or other matter if any officer of PUMATECH has Knowledge of such fact or other matter.

      INDEMNITEES. "Indemnitees" shall mean the following Persons:

(a) PUMATECH; (b) PUMATECH's current and future affiliates (including Dry Creek); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Dry Creek Members shall not be deemed to be "Indemnitees."

      LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

      LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      LIABILITY. "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on Dry Creek if such violation or other matter would have a material adverse effect on Dry Creek's business, condition, assets, liabilities, operations or financial performance.

      MEMBER'S PERCENTAGE. A Member's Percentage shall mean the Member's initial capital contributions to Dry Creek as follows: (i) John W. Stossel - 67%; and
(ii) Narendra M. Bhat - 33%.

      PERSON. "Person" shall mean any individual, Entity or Governmental Body.

      PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

      PUMATECH STOCK. "PUMATECH Stock" shall mean the common stock, par value $.001 per share, of PUMATECH.

      PUMATECH AVERAGE STOCK PRICE. "PUMATECH Average Stock Price" means the average of the closing prices for a share of PUMATECH Common Stock as quoted on the Nasdaq Stock Market for the ten (10) trading days immediately preceding and ending on the trading day that is three (3) calendar days prior to the date hereof, which is equal to $29.6252.

      REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      SEC. "SEC" shall mean the United States Securities and Exchange
Commission.

      SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

      TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts fee or tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

      TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.